Exhibit 99.1
Annual Servicer's Certificate
Provided by Nissan Motor Acceptance Corporation
to Holders of Notes and Certificates

NISSAN MOTOR ACCEPTANCE CORPORATION

OFFICER'S CERTIFICATE

The undersigned, Rakesh Kochhar, Treasurer of NISSAN MOTOR ACCEPTANCE CORPORATION, a California corporation (the “Company”), does hereby certify, in his capacity as such corporate officer, as follows:

(1)           The undersigned has caused a review of the activities of the Company, in its capacity as Servicer, during the period November 21, 2006 through March 31, 2007, and of the Company’s performance under the Agreement (as defined below) to be conducted under his supervision; and

(2)           To the best of the undersigned’s knowledge, based upon such review, the Company has fulfilled all its obligations under the Agreement in all material respects during the period November 21, 2006 through March 31, 2007, except for an instance of technical non-compliance regarding a single input error that did not have a material adverse impact on the Noteholders and did not create a Servicer Default.

This Officer’s Certificate is being furnished pursuant to Section 8.11(a)(2) of the 2006-A Servicing Supplement, dated as of November 21, 2006, by and among Nissan-Infiniti LT, NILT Trust and the Company (the “Agreement”).

Capitalized terms not otherwise defined herein have the meaning assigned to them in the Agreement.

IN WITNESS WHEREOF, I have set my hand effective as of the 31st day of March, 2007.

                                /s/ Rakesh Kochhar
                                Rakesh Kochhar
                                Treasurer

44